Exhibit 99.1

Kroger Reports Strong First Quarter Results

ID Sales Up 5.7% Without Fuel; Raises 2015 ID Sales Guidance to 3.5% to 4.5%
Q1 EPS of $1.25; Confirms 2015 EPS Guidance

First Quarter 2015 Highlights

•                  Achieved 46th consecutive quarter of positive identical supermarket sales growth, excluding fuel

•                  Exceeded goal to slightly expand FIFO operating margin, without fuel, on a rolling four quarters basis

•                  Continued innovation in digital capabilities

CINCINNATI, June 18, 2015 — The Kroger Co. (NYSE: KR) today reported net earnings of $619 million, or $1.25 per diluted share, and identical supermarket sales growth, without fuel, of 5.7% in the first quarter of fiscal year 2015.

Kroger’s net earnings during the first quarter last year included charges related to the restructuring of certain pension obligations to help stabilize associates’ future benefits. Excluding the effect of those charges, Kroger’s adjusted net earnings in the same period last year were $557 million, or $1.09 per diluted share.

Comments from Chairman and CEO Rodney McMullen

“Kroger continues to deliver strong sales and earnings results. We are pleased with our start for the year, with identical supermarket sales growth in every department and supermarket division.

“We are managing through a volatile operating environment, with fuel margins normalizing compared to last year’s record highs, inflation in some commodities and deflation in others. Our results show the power of our Customer 1st Strategy. Our associates are making a difference for our customers by providing excellent service and product quality and selection, and we continue to improve the shopping experience by bringing technology and digital capabilities to our business. Our integration with Vitacost.com is going very well; we are inviting customers in Cincinnati to try ClickList, our order online, pickup at the store solution we are learning from Harris Teeter; and more customers than ever before are engaging with our digital tools.

“Kroger has produced consistently remarkable results for so long that it might be easy for some to take a quarter like this for granted — so it is important to emphasize it is the efforts of our incredible team of associates, connecting with customers, that is driving our success. Time and again, we have shown that by taking care of our customers, Kroger is creating sustainable value for our shareholders.”

Details of First Quarter 2015 Results

Total sales increased 0.3% to $33.1 billion in the first quarter compared to $33.0 billion for the same period last year. Total sales, excluding fuel, increased 6.4% in the first quarter over the same period last year.

Kroger recorded a $28 million LIFO charge during the first quarter, consistent with the same quarter last year.

FIFO gross margin was 22.1% of sales for the first quarter. Excluding retail fuel operations, FIFO gross margin decreased 7 basis points from the same period last year.

Total operating expenses — excluding retail fuel operations and pension agreements — decreased 15 basis points as a percent of sales compared to the prior year.

First quarter FIFO operating profit, excluding fuel and pension agreements, increased approximately $89 million over the prior year. On a rolling four quarters basis excluding fuel, the 2014 and 2013 adjusted items and the contributions to the pension and foundation in the 3rd and 4th quarters of 2014, the company’s FIFO operating margin increased 10 basis points.

Return on invested capital (ROIC), on a rolling four quarters basis, was 14.03%. The prior year first quarter calculation does not include a full year of Harris Teeter assets and results, so the

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company is not presenting a comparative number. Kroger expects fiscal 2015 ROIC to increase slightly from the fiscal 2014 result.

Financial Strategy

Kroger’s long-term financial strategy continues to be to use cash flow from operations to repurchase shares, fund its dividend, increase capital investments, and maintain its current investment grade debt rating.

Kroger’s strong financial position allowed the company to return more than $1.1 billion to shareholders through share buybacks and dividends over the last four quarters. During the first quarter, Kroger repurchased 8.0 million common shares for a total investment of $585 million.

Capital investments, excluding mergers, acquisitions and purchases of leased facilities, totaled $915 million for the first quarter, compared to $709 million for the same period last year.

The company’s net total debt to adjusted EBITDA ratio decreased to 2.09, compared to 2.40 during the same period last year (see Table 5).

Fiscal 2015 Guidance

Kroger confirmed its net earnings guidance range of $3.80 to $3.90 per diluted share for fiscal 2015. This range is within the company’s long-term net earnings per diluted share growth rate guidance of 8 — 11%, plus a growing dividend.

Kroger raised its identical supermarket sales growth guidance, excluding fuel, to a range of 3.5% to 4.5% for fiscal 2015.  The original guidance was 3.0% to 4.0%.

The company continues to expect capital investments excluding mergers, acquisitions and purchases of leased facilities, to be in the $3.0 to $3.3 billion range for the year.

Kroger, one of the world’s largest retailers, employs nearly 400,000 associates who serve customers in 2,626 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 780 convenience stores, 327 fine jewelry stores, 1,342 supermarket fuel centers and 37 food processing plants in the U.S.  Recognized by Forbes as the most generous

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company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and community organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Note: Fuel sales have historically had a low FIFO gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “anticipate,” “believe,” “guidance,” “plans,” “committed,” “goal,” “will” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Our ability to achieve identical sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; our ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; our ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of our future growth plans; and the successful integration of Harris Teeter.  Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

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•                  During the first three quarters of each fiscal year, our LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs. Our fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

•                  Our ability to use cash flow to continue to repurchase shares, fund dividends, increase capital investments, and maintain our investment grade debt rating could be affected by unanticipated increases in net total debt, our inability to generate cash flow at the levels anticipated, and our failure to generate expected earnings.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on June 18, 2015 at ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, June 18 through Thursday, July 2, 2015.

1st Quarter 2015 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Total Debt to  Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings per Diluted Share Excluding Adjustment Items

7.              Return on Invested Capital

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

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Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2015		2014

SALES	$33,051	100.0%	$32,961	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	25,760	77.9	26,065	79.1
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,354	16.2	5,168	15.7
RENT	215	0.7	217	0.7
DEPRECIATION AND AMORTIZATION	620	1.9	581	1.8

OPERATING PROFIT	1,102	3.3	930	2.8

INTEREST EXPENSE	148	0.5	147	0.5

NET EARNINGS BEFORE INCOME TAX EXPENSE	954	2.9	783	2.4

INCOME TAX EXPENSE	330	1.0	274	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	624	1.9	509	1.5

NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	5	0.0	8	0.0

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$619	1.9%	$501	1.5%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$1.27		$0.99

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	484		501

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$1.25		$0.98

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	492		507

DIVIDENDS DECLARED PER COMMON SHARE	$0.185		$0.165

Note:	Certain per share amounts and percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $28 were recorded in the first quarters of both 2015 and 2014.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 23,	May 24,
	2015	2014

ASSETS
Current Assets
Cash	$252	$265
Store deposits in-transit	962	937
Receivables	1,218	1,108
Inventories	5,722	5,648
Prepaid and other current assets	429	410

Total current assets	8,583	8,368

Property, plant and equipment, net	18,212	17,030
Intangibles, net	743	698
Goodwill	2,304	2,135
Other assets	626	625

Total Assets	$30,468	$28,856

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,591	$1,652
Trade accounts payable	5,486	5,257
Accrued salaries and wages	1,146	1,101
Deferred income taxes	286	248
Other current liabilities	2,809	2,666

Total current liabilities	11,318	10,924

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	9,717	9,608
Adjustment to reflect fair-value interest rate hedges	(1)	(1)
Long-term debt including obligations under capital leases and financing obligations	9,716	9,607

Deferred income taxes	1,180	1,325
Pension and postretirement benefit obligations	1,458	900
Other long-term liabilities	1,260	1,330

Total Liabilities	24,932	24,086

Shareowners’ equity	5,536	4,770

Total Liabilities and Shareowners’ Equity	$30,468	$28,856

Total common shares outstanding at end of period	481	485
Total diluted shares year-to-date	492	507

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$624	$509
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	620	581
LIFO charge	28	28
Stock-based employee compensation	52	40
Expense for Company-sponsored pension plans	30	12
Deferred income taxes	(52)	(56)
Other	34	24
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	26	21
Receivables	43	20
Inventories	(62)	(25)
Prepaid and other current assets	249	288
Trade accounts payable	435	375
Accrued expenses	(237)	(111)
Income taxes receivable and payable	10	(28)
Other	10	73

Net cash provided by operating activities	1,810	1,751

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(934)	(730)
Proceeds from sale of assets	4	9
Other	17	18

Net cash used by investing activities	(913)	(703)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	4	17
Payments on long-term debt	(13)	(14)
Net payments on commercial paper	(285)	(5)
Dividends paid	(91)	(84)
Excess tax benefits on stock-based awards	37	12
Proceeds from issuance of capital stock	46	33
Treasury stock purchases	(585)	(1,143)
Investment in the remaining equity of a noncontrolling interest	(26)	—

Net cash used by financing activities	(913)	(1,184)

NET DECREASE IN CASH AND TEMPORARY CASH INVESTMENTS	(16)	(136)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	268	401
END OF QUARTER	$252	$265

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(934)	$(730)
Payments for lease buyouts	16	17
Changes in construction-in-progress payables	3	4
Total capital investments, excluding lease buyouts	$(915)	$(709)

Disclosure of cash flow information:
Cash paid during the quarter for interest	$156	$134
Cash paid during the quarter for income taxes	$321	$351

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	FIRST QUARTER
	2015	2014

INCLUDING FUEL CENTERS	$29,701	$29,521
EXCLUDING FUEL CENTERS	$26,200	$24,786

INCLUDING FUEL CENTERS	0.6%	4.2%
EXCLUDING FUEL CENTERS	5.7%	4.6%

(a)   Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	May 23,	May 24,
	2015	2014	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,591	$1,652	$(61)
Face-value of long-term debt including obligations under capital leases and financing obligations	9,717	9,608	109
Adjustment to reflect fair-value interest rate hedges	(1)	(1)	—

Net total debt	$11,307	$11,259	$48

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarters basis.

	Rolling Four Quarters Ended
	May 23,	May 24,
	2015	2014

Net earnings attributable to The Kroger Co.	$1,846	$1,539
LIFO	147	63
Depreciation and amortization	1,987	1,765
Interest expense	489	461
Income tax expense	958	759
Adjustments for pension plan agreements	—	87
Other	(8)	10

Adjusted EBITDA	$5,419	$4,684

Net total debt to adjusted EBITDA ratio on a rolling four quarters basis	2.09	2.40

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  In the first quarter of 2015, The Kroger Co. did not have any adjustment items.  In 2014, these items included charges related to the restructuring of certain pension obligations.

	FIRST QUARTER
	2015	2014

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$619	$501

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	—	56

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEM ABOVE	$619	$557

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$1.25	$0.98

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (c)	—	0.11

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEM ABOVE	$1.25	$1.09

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	492	507

(a)         The amounts presented represent the after-tax effect of each adjustment.

(b)         The pre-tax adjustment for the pension plan agreements was $87.

(c)        The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarters basis ended May 23, 2015.

Rolling Four Quarters Ended
May 23,
2015
Return on Invested Capital
Numerator (a)
Operating profit	$3,309
LIFO charge	147
Depreciation and amortization	1,987
Rent	705

Adjusted operating income on a rolling four quarters basis	$6,148

Denominator (b)
Average total assets	$29,662
Average taxes receivable (c)	(19)
Average LIFO reserve (d)	1,199
Average accumulated depreciation	16,530
Average trade accounts payable	(5,372)
Average accrued salaries and wages	(1,124)
Average other current liabilities (e)	(2,709)
Rent * 8 (f)	5,640

Average invested capital	$43,807

Return on Invested Capital	14.03%

(a)         Represents results for the rolling four quarters ended for the period noted.

(b)         Represents the average of amounts at the beginning and end of the rolling four quarters period presented.

(c)          Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)         LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)          The calculation of average other current liabilities excludes accrued income taxes.

(f)           The factor of eight estimates the hypothetical capitalization of our operating leases.